FOR IMMEDIATE RELEASE

Media Contact:
Jonathan Brust
Glowpoint, Inc.
(973) 391-2086
jbrust@glowpoint.com
www.glowpoint.com

Glowpoint Appoints new Board Member
Peter Rust Joins the Glowpoint Board of Directors; James Spanfeller Resigns

HILLSIDE, N.J. May 12 2006 --Glowpoint, Inc. (OTC:GLOW.PK), the world’s leading broadcast-quality, IP-based video managed service provider, announced it has appointed Peter Rust to fill a vacancy on its Board of Directors and on its Audit Committee. Mr. Rust has over 27 years of experience in the telecommunications and computer industries, most recently as CEO of Con Edison Communications, which was recently acquired by RCN. Mr. Rust holds an MBA in Corporate Finance from Adelphi University, a Master of Science in Biomedical Engineering from Polytechnic University of New York and a Bachelor of Arts degree in Biology/Psychology from Brown University in Rhode Island.

“We believe it is the right time to bring new energy and perspective to the Glowpoint board.” said Michael Brandofino, Glowpoint CEO. “Peter has a proven track record in growing businesses and will add significant value both inside and outside the boardroom by opening new opportunities and relationships that will further enable Glowpoint to achieve its goals.”

“I have been impressed with the focus and execution of Glowpoint’s management team during the recent restructuring, and feel they are doing all of the right things for the future of the business.” said Peter Rust. “I look forward to the opportunity to help them in any way I can to achieve success.”

The Company also announced that James Spanfeller, a board member since June 2004, has resigned because of other commitments limiting his availability to serve on the Glowpoint board and committees.

About Glowpoint

Glowpoint, Inc. is the world’s leading broadcast quality, IP-based video managed service provider. Glowpoint offers video conferencing, bridging, hosting and IP broadcasting services to enterprises, SOHOs, broadcasters and consumers worldwide. The Glowpoint network spans three continents and carries - on average - more than 60,000 video calls per month worldwide. Glowpoint is headquartered in Hillside, New Jersey. To learn more about Glowpoint, visit us at www.glowpoint.com.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for our services; competition from other video communications service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in the our filings with the Securities and Exchange Commission.